     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 28, 2025, accompanying the financial statements of Investment Grade Municipal Trust, 20+ Year Series 205 (included in Invesco Unit Trusts, Municipal Series 1362) as of January 31, 2025, and for the period from February 15, 2023 (date of deposit) through January 31, 2024 and for the year ended January 31, 2025, and the financial highlights for the period from February 15, 2023 (date of deposit) through January 31, 2024 and for the year ended January 31, 2025, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-269504) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 28, 2025